Exhibit (a)(2)

FORM OF

ARTICLES OF AMENDMENT AND RESTATEMENT

OF

VII PEAKS-KBR CO-OPTIVIST INCOME BDC II, INC.

FIRST: VII Peaks-KBR Co-Optivist Income BDC II, Inc., a Maryland corporation (the “Corporation”), desires to amend and restate its articles of incorporation as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the Articles of Amendment and Restatement of the Corporation (the “Articles of Incorporation”) currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation is VII Peaks-KBR Co-Optivist Income BDC II, Inc.

ARTICLE II

PURPOSE

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

RESIDENT AGENT AND PRINCIPAL OFFICE

The name of the resident agent of the Corporation in Maryland is CSC-Lawyers Incorporating Service Company whose address is 7 St. Paul Street, Suite 1660, Baltimore Maryland 21202 .  The street address of the principal office of the Corporation in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 1660, Baltimore, Maryland 21202.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Term and Election of Directors.

(a)           The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s board of directors.  The board of directors may take any actions as in its sole judgment and discretion are necessary or desirable to conduct the business of the Corporation.  The number of directors that shall comprise the Corporation’s board of directors is five (5), which number may be increased or decreased from time to time by the board of directors pursuant to the bylaws of the Corporation (the “Bylaws”).

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(b)           The board of directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. Class I initially shall consist of one independent director, Class II initially shall consist of one independent director and one non-independent director, and Class III initially shall consist of one independent director and one non-independent director. The initial term of office of directors of Class I shall expire at the Corporation’s first annual meeting of stockholders; the initial term of office of directors of Class II shall expire at the Corporation’s second annual meeting of stockholders; and the initial term of office of directors of Class III shall expire at the Corporation’s third annual meeting of stockholders. Following such initial terms, at each annual meeting of stockholders, a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

(c)           Each director may be reelected to an unlimited number of succeeding terms in accordance with these provisions. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, the board of directors shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

(d)           Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to any class, the board of directors shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

(e)           A majority of the board of directors shall be independent directors, except for a period of up to 60 days after the death, removal or resignation of an independent director pending the election of such independent director’s successor. A director is considered independent if he or she is not an “interested person” as that term is defined under Section 2(a)(19) of the Investment Company Act of 1940 (the “1940 Act”). The names of the initial directors are Gurpreet Chandhoke and Bhavin Shah.

(f)           Subject to applicable requirements of the 1940 Act and except as may be provided by the board of directors in setting the terms of any class or series of Preferred Shares (as hereinafter defined), any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 4.2 Extraordinary Actions. Except as provided in Section 6.2 and Section 11.1, notwithstanding any provision of law requiring an action to be approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable and approved by the board of directors, and approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Directors of Share Issuance. The board of directors may authorize the issuance from time to time of shares of common stock of the Corporation (referred to herein as “shares”) of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of any class or series, whether now or hereafter authorized, for such consideration as the board of directors may deem advisable (or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in these Articles of Incorporation or in the Bylaws.

Section 4.4 Preemptive Rights. Except as may be provided by the board of directors in setting the terms of classified or reclassified shares pursuant to Section 5.3 or 5.4 or as may otherwise be provided by contract approved by the board of directors, no holder of shares of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of the Corporation or any other security of the Corporation which it may issue or sell.

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Section 4.5 Appraisal Rights. Except as may be provided by the board of directors in setting the terms of any class or series of Preferred Shares and except as contemplated by Maryland General Corporate Law (the “MGCL”), no stockholder of the Corporation shall be entitled to exercise appraisal rights in connection with any transaction.

Section 4.6 Determinations by Board of Directors. To the fullest extent permitted by law, the determination as to any of the following matters, made in good faith by or pursuant to the direction of the board of directors consistent with these Articles of Incorporation shall be final and conclusive and shall be binding upon the Corporation and every stockholder: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its shares or the payment of other distributions on its shares; the amount of stated capital, capital surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of shares of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or any shares of the Corporation; the shares of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any conflict between the MGCL and the provisions set forth in the North American Securities Administrators Association (“NASAA”) Omnibus Guidelines; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law or the Bylaws or otherwise to be determined by the board of directors; and provided that to the extent the board of directors determines that the MGCL conflicts with the provisions set forth in the NASAA Omnibus Guidelines, NASAA Omnibus Guidelines control to the extent any provisions of the MGCL are not mandatory.

ARTICLE V

SHARES

Section 5.1 Authorized Shares. The Corporation has authority to issue 250,000,000 shares, of which 200,000,000 shares are classified as shares of common stock, $0.001 par value per share (“Common Stock”), and 50,000,000 shares are classified as Preferred Shares, $0.001 par value per share (“Preferred Shares”). The aggregate par value of all authorized shares having par value is $250,000. All shares shall be fully paid and nonassessable when issued, and the Corporation shall not make any mandatory Assessment against any stockholder beyond such stockholder’s subscription commitment. A majority of the entire board of directors, including a majority of the independent directors, without any action by the stockholders of the Corporation, may amend these Articles of Incorporation from time to time to increase or decrease the aggregate number of shares, or the number of shares of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. Except as otherwise provided in these Articles of Incorporation, and subject to the express terms of any class or series of Preferred Shares, holders of Common Stock shall have the exclusive right to vote on all matters as to which a stockholder is entitled to vote pursuant to applicable law at all meetings of stockholders. Unless otherwise provided, holders of Common Stock shall not be entitled to preemptive, appraisal, subscription, redemption, sinking fund, or conversion rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up, the aggregate assets available for distribution to holders of Common Stock shall be determined in accordance with applicable law and these Articles of Incorporation. Each holder of Common Stock shall be entitled to receive, ratably with each other holder of Common Stock, that portion of the assets available for distribution as the number of outstanding shares of such class held by such holder bears to the total number of outstanding shares of such class then outstanding. The board of directors, including a majority of the independent directors, may classify or reclassify any unissued shares of Common Stock from time to time, in one or more classes or series of Common Stock or Preferred Shares by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations, or to dividends, qualifications, or terms or conditions of redemption of the shares.

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Section 5.3 Preferred Shares. The board of directors, including a majority of the independent directors, may classify or reclassify any unissued Preferred Shares from time to time, in one or more classes or series of Preferred Shares by setting or changing the preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.  The classification or reclassification of any class or series of Preferred Shares shall be effective upon the adoption of a resolution by the board of directors, including a majority of the independent directors, setting forth such relative preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption of the Shares of such class or series, whether directly in such resolution or by reference to, or approval of, another document that sets forth such relative preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption of such class or series including, without limitation, any registration statement of the Corporation, or as otherwise provided in such resolution.  Upon the classification or reclassification of any such class or series, an appendix shall be attached to these Articles of Incorporation (identified as a certificate of designation) to reflect the classification or reclassification of such class or series and the preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption thereof, which terms shall be deemed part of the governing instrument of the Corporation; provided that attachment of an appendix hereto shall not be a condition precedent to the establishment of any class or series in accordance with these Articles of Incorporation.

Section 5.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series, the board of directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of shares of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of shares of the Corporation outstanding at the time, the preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions qualifications and terms and conditions of redemption for each class or series thereof; and (d) cause the Corporation to file articles supplementary with the State Department Assessments and Taxation of Maryland.  Any of the terms of any class or series of shares set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside these Articles of Incorporation (including determinations by the board of directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of shares is clearly and expressly set forth in the resolution or other instrument establishing any such class or series.

Section 5.5 Deferred Payments. The Corporation shall not have authority to make arrangements for deferred payments on account of the purchase price of the Corporation’s shares unless all of the following conditions are met: (a) such arrangements are warranted by the Corporation’s investment objectives; (b) the period of deferred payments coincides with the anticipated cash needs of the Corporation; (c) the deferred payments shall be evidenced by a promissory note of the stockholder, which note shall be with recourse, shall not be negotiable, shall be assignable only subject to defenses of the maker and shall not contain a provision authorizing a confession of judgment and (d) selling commissions and Front End Fees paid upon deferred payments are payable when payment is made on the note. The Corporation shall not sell or assign the deferred obligation notes at a discount. In the event of default in the payment of deferred payments by a stockholder, the stockholder may be subjected to a reasonable penalty.

Section 5.6 Distributions.

(a) Any investment advisory agreement with the Adviser shall provide that the Adviser shall cause the Corporation to provide for adequate reserves for normal replacements and contingencies (but the Corporation shall not be required to maintain reserves for payment of fees payable to the Adviser) by causing the Corporation to retain a reasonable percentage of proceeds from offerings and revenues.

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(b) From time to time and not less than quarterly, the Corporation shall cause the Adviser to review the Corporation’s accounts to determine whether cash distributions are appropriate. The Corporation may, subject to authorization by the board of directors, distribute pro rata to the stockholders funds received by the Corporation which the Adviser deems unnecessary to retain in the Corporation. The board of directors may authorize the Corporation to declare and pay to stockholders such dividends or distributions, in cash or, subject to the provisions of this Section 5.6(b), other assets of the Corporation or in securities of the Corporation or from any other source as the board of directors in its discretion shall determine. The board of directors shall endeavor to authorize the Corporation to declare and pay such dividends and distributions (i) as shall be necessary for the Corporation to qualify as a “Regulated Investment Company” under the Code and under the 1940 Act, and (ii) to the extent that the board of directors deems it unnecessary for the Corporation to retain funds received by it; provided, however, that in each case, stockholders shall have no right to any dividend or distribution unless and until authorized and declared by the board of directors. The exercise of the powers and rights of the board of directors pursuant to this Section 5.6 shall be subject to the provisions of any class or series of shares at the time outstanding. The receipt by any person in whose name any shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or distributions payable or deliverable in respect of such shares and from all liability to see to the application thereof. Other than distributions of shares of the Corporation, distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of these Articles of Incorporation or distributions in which (i) the board of directors advises each stockholder of the risks associated with direct ownership of the property, (ii) the board of directors offers each stockholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those stockholders that accept such offer.

Section 5.7 Articles of Incorporation and Bylaws. All persons who shall acquire shares in the Corporation shall acquire the same subject to the provisions of these Articles of Incorporation and the Bylaws. The board of directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

Section 5.8 Suitability of Stockholders. If the Corporation is offering Common Stock or Preferred Stock in a public offering registered with the U.S. Securities and Exchange Commission (a “Public Offering”), subject to any required heightened suitability standards set forth in the prospectus related to such Public Offering (as the same may be amended or supplemented from time to time, the “Prospectus”), to purchase Common Stock or Preferred Stock from the Corporation in the Public Offering, such prospective stockholder must represent to the Corporation, among such other requirements as the Corporation may require from time to time, that such prospective stockholder satisfies any suitability standards required by the guidelines published by NASAA applicable to the Corporation, as such standards may be amended from time to time, that are set forth in the Prospectus, such as that prospective stockholders must have a Net Worth (not including home, furnishings and personal automobiles) of at least $70,000 and an annual gross income of at least $70,000, or (ii) a Net Worth (not including home, furnishings and personal automobiles) of at least $250,000.

Section 5.9 Determination of Suitability of Sale. Each Person selling Common Stock on behalf of the Corporation shall make every reasonable effort to determine that the purchase of Common Stock by a stockholder is a suitable and appropriate investment for such stockholder. In making this determination, each Person selling Common Stock on behalf of the Corporation shall ascertain that the prospective stockholder: (a) meets the minimum income and Net Worth standards established for the Corporation; (b) can reasonably benefit from the Corporation based on the prospective stockholder’s overall investment objectives and portfolio structure; (c) is able to bear the economic risk of the investment based on the prospective stockholder’s overall financial situation; and (d) has apparent understanding of (i) the fundamental risks of the investment; (ii) the risk that the stockholder may lose the entire investment; (iii) the lack of liquidity of the Common Stock; (iv) the restrictions on transferability of the Common Stock; and (v) the tax consequences of the investment.

Each Person selling Common Stock on behalf of the Corporation shall make this determination on the basis of information it has obtained from a prospective stockholder. Relevant information for this purpose will include at least the age, investment objectives, investment experiences, income, Net Worth, financial situation, and other investments of the prospective stockholder, as well as any other pertinent factors.

Each Person selling Common Stock on behalf of the Corporation shall maintain records of the information used to determine that an investment in Common Stock is suitable and appropriate for a stockholder. Each Person selling Common Stock on behalf of the Corporation shall maintain these records for at least six years.

Section 5.10 Fractional Shares. The Corporation shall have authority to issue fractional shares. Any fractional shares of capital stock shall carry proportionately all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

ARTICLE VI

AMENDMENTS; CERTAIN EXTRAORDINARY ACTIONS

Section 6.1 Amendments Generally. Subject to Section 6.2 hereof, the Corporation reserves the right, from time to time to make any amendment to these Articles of Incorporation, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding shares.

Section 6.2 Approval of Certain Amendments. Notwithstanding the provisions of Section 6.1 hereof, the affirmative vote of the holders of shares entitled to cast at least two-thirds of all the votes entitled to be cast on the matter shall be necessary to effect:

(a) Any amendment to these Articles of Incorporation to make the Common Stock a “redeemable security” or to convert the Corporation, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as such terms are defined in the 1940 Act); and

(b) Any amendment to Section 4.2, Section 4.6, Section 6.1 or this Section 6.2.

Section 6.3 Execution of Amendments.  Upon obtaining such approvals required by these Articles of Incorporation and the Bylaws, and without further action or execution by any other Person, (i) any amendment to these Articles of Incorporation may be implemented and reflected in a writing executed solely by the requisite members of the board of directors, and (ii) the stockholders shall be deemed a party to and bound by such amendment of these Articles of Incorporation.

ARTICLE VII

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 7.1 Limitation of Stockholder Liability.  No stockholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Corporation by reason of being a stockholder, nor shall any stockholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the Corporation’s assets or the affairs of the Corporation by reason of being a stockholder.

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Section 7.2 Limitation of Director and Officer Liability. Subject to any limitation contained under Maryland law or the federal securities laws, or in this Article VII, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 7.3

(a) Indemnification. Subject to any limitations set forth in paragraph (b) or (c) below or, with respect to the advancement of expenses, Section 7.4, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity, (ii) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or director of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (iii) the Adviser or any of its Affiliates acting as an agent of the Corporation (each such person an “Indemnitee”), in each case to the fullest extent permitted by Maryland law. The Corporation may, with the approval of the board of directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to a Person who served a predecessor of the Corporation in any of the capacities described in (i) or (ii) above and to any employee or agent of the Corporation or the Adviser or a predecessor thereof. The board of directors may take such action as is necessary to carry out this Section 7.3(a). No amendment of these Articles of Incorporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to acts or omissions occurring prior to such amendment or repeal.

(b) Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide for indemnification of an Indemnitee pursuant to paragraph (a) for any liability or loss suffered by such Indemnitee, unless all of the following conditions are met:

(i) The Corporation has determined, in good faith, that the course of conduct that caused the loss or liability was in the best interests of the Corporation.

(ii) The Indemnitee was acting on behalf of or performing services for the Corporation.

(iii) Such liability or loss was not the result of (A) negligence or misconduct, in the case that the Indemnitee is the Adviser or an Affiliate of the Adviser, or an officer of the Corporation, the Adviser or an Affiliate of the Adviser or (B) gross negligence or willful misconduct, in the case that the Indemnitee is a director of the Corporation (and not also an officer of the Corporation, the Adviser or an affiliate of the Adviser).

(iv) Such indemnification or agreement to hold harmless is recoverable only out of assets of the Corporation and not from the stockholders.

Notwithstanding the foregoing, this paragraph (b) and paragraph (c) below shall apply to the Adviser and its affiliates only so long as the shares of the Corporation are not listed on a national securities exchange.

(c) Notwithstanding anything to the contrary contained in paragraph (a) above, the Corporation shall not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by an Indemnitee pursuant to paragraph (a) unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to the Indemnitee, (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Indemnitee or (iii) a court of competent jurisdiction approves a settlement of the claims against the Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission (“SEC”) and of the published position of any state securities regulatory authority in which securities were offered or sold as to indemnification for violations of securities laws.

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Section 7.4 Payment of Expenses. The Corporation shall pay or reimburse reasonable legal expenses and other costs incurred by a director, an officer, the Adviser or any Affiliate of the Adviser in advance of final disposition of a proceeding if all of the following are satisfied: (a) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of the Corporation, (b) such Person provides the Corporation with written affirmation of such Person’s good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized by Section 7.3 hereof has been met, (c) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Corporation acting in his or her capacity as such, a court of competent jurisdiction approves such advancement and (d) such Person provides the Corporation with a written agreement to repay the amount paid or reimbursed by the Corporation, together with the applicable legal rate of interest thereon, in cases in which such Person is found not to be entitled to indemnification.

Section 7.5 Express Exculpatory Clauses in Instruments. Neither the stockholders nor the directors, officers, employees or agents of the Corporation, including the Adviser, an Affiliate of the Adviser or an employer of the Adviser shall be liable under any written instrument creating an obligation of the Corporation by reason of their being stockholders, directors, officers, employees or agents of the Corporation, and all Persons shall look solely to the Corporation’s assets for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any stockholder, director, officer, employee or agent liable thereunder to any third party, nor shall the directors or any officer, employee or agent of the Corporation be liable to anyone as a result of such omission.

Section 7.6 Limitation on Indemnification. As required under the 1940 Act, no provision of this Article VII shall be effective to protect or purport to protect any director or officer of the Corporation, the Adviser or an Affiliated of the Adviser against liability to the Corporation or its stockholders to which he or she would otherwise be subject by reason of willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office.

Section 7.7 Amendment or Repeal. Neither the amendment nor repeal of this Article VII, nor the adoption or amendment of any other provision of these Articles of Incorporation or Bylaws inconsistent with this Article VII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 7.8 Non-exclusivity. The indemnification and advancement of expenses provided or authorized by this Article VII shall not be deemed exclusive of any other rights, by indemnification or otherwise, to which a director or officer may be entitled under the bylaws, a resolution of stockholders or directors, an agreement or otherwise.

ARTICLE VIII

ADVISER AND ADMINISTRATOR

Section 8.1 Supervision of Adviser and Administrator.

(i) The board of directors may exercise broad discretion in allowing the Adviser and, if applicable, the Administrator, to administer and regulate the operations of the Corporation, to act as agent for the Corporation, to execute documents on behalf of the Corporation and to make executive decisions that conform to general policies and principles established by the board of directors. The board of directors shall monitor the Adviser and, if applicable, the Administrator, to assure that the administrative procedures, operations and programs of the Corporation are in the best interests of the stockholders and are fulfilled and that (i) the expenses incurred are reasonable in light of the investment performance of the Corporation, its net assets and its net income, (ii) all Front End Fees shall be reasonable and shall not exceed 18% of the gross proceeds of any offering, regardless of the source of payment, and (iii) the percentage of gross proceeds of any offering committed to Investment in Program Assets shall be at least 82%. All items of compensation to underwriters or dealers, including, but not limited to, selling commissions, expenses, rights of first refusal, consulting fees, finders’ fees and all other items of compensation of any kind or description paid by the Corporation, directly or indirectly, shall be taken into consideration in computing the amount of allowable Front End Fees.

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(ii) The board of directors is responsible for determining that compensation paid to the Adviser is reasonable in relation to the nature and quality of services performed and the investment performance of the Corporation and that the provisions of the Investment Advisory Agreement entered into with the Adviser (the “Advisory Agreement”) are being carried out. The board of directors may consider all factors that they deem relevant in making these determinations. So long as the Corporation is a business development company under the 1940 Act, compensation to the Adviser shall be considered presumptively reasonable if the incentive fee is limited to the participation in net gains allowed by the 1940 Act.

Section 8.2 Fiduciary Obligations. Any investment advisory agreement with the Adviser shall provide that the Adviser has a fiduciary responsibility and duty to the Corporation and to the stockholders for the safekeeping and use of all the funds and assets of the Corporation, whether or not in the Adviser’s immediate possession or control, and that the Adviser shall not employ, or permit another to employ, such funds or assets except for the exclusive benefit of the Corporation (unless provided otherwise in such agreement, neither the power of direction of the Adviser nor the exercise thereof by any person shall cause such person to have duties, including fiduciary duties, or liabilities relating thereto to the Corporation or any stockholder). The board of directors shall determine whether any successor Adviser possesses sufficient qualifications to perform the advisory function for the Corporation and whether the compensation provided for in its contract with the Corporation is justified.

Section 8.3 Termination. The Advisory Agreement shall provide that it is terminable by (a) a majority of the independent directors on 60 days’ written notice or (b) the Adviser on 120 days’ written notice, in each case without cause or penalty, and in each case the Adviser will cooperate with the Corporation and the board of directors in making an orderly transition of the advisory function.

Section 8.4 Organization and Offering Expenses Limitation. Unless otherwise provided in any resolution adopted by the board of directors, the Corporation shall reimburse the Adviser and its Affiliates for Organization and Offering Expenses incurred by the Adviser or its Affiliates; provided, however, that the total amount of all Organization and Offering Expenses shall be reasonable and shall be included in Front End Fees for purposes of the limit on such Front End Fees set forth in Section 8.1.

Section 8.5 Acquisition Fees. Unless otherwise provided in any resolution adopted by the board of directors, the Corporation may pay the Adviser and its Affiliates fees for the review and evaluation of potential investments; provided, however, that the board of directors shall conclude that the total of all Acquisition Fees and Acquisition Expenses shall be reasonable.

Section 8.6 Reimbursement of Advisor. The Corporation shall not reimburse the Adviser or its Affiliates for services for which the Adviser or its Affiliates are entitled to compensation in the form of a separate fee. Excluded from the allowable reimbursement shall be: (a) rent or depreciation, utilities, capital equipment, other administrative items of the Adviser; and (b) salaries, fringe benefits, travel expenses and other administrative items incurred or allocated to any Controlling Person of the Adviser.

For purposes of this Section 8.6, “controlling person” means persons with responsibilities similar to those of an executive, or a member of the board of directors, or any person who holds more than 10% of the Adviser’s equity securities or who has the power to control the Adviser.

Section 8.7 Reimbursement of Administrator. In the event the Corporation executes an agreement for the provision of administrative services, then the Corporation may reimburse the Administrator, at the end of each fiscal quarter, for all expenses of the Corporation incurred by the Administrator as well as the actual cost of goods and services used for or by the Corporation and obtained from entities not Affiliated with the Corporation. The Administrator may be reimbursed for the administrative services necessary for the prudent operation of the Corporation performed by it on behalf of the Corporation; provided, however, the reimbursement shall be an amount equal to the lower of the Administrator’s actual cost or the amount the Corporation would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Corporation on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles. Except as otherwise provided herein, no reimbursement shall be permitted for services for which the Administrator is entitled to compensation by way of a separate fee.

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ARTICLE IX

INVESTMENT OBJECTIVES AND LIMITATIONS

Section 9.1 Investment Objectives. The Corporation’s investment objectives are to generate current income and capital appreciation. The independent directors shall review the investment policies of the Corporation with sufficient frequency (not less often than annually) to determine that the policies being followed by the Corporation are in the best interests of its stockholders. Each such determination and the basis therefor shall be set forth in the minutes of the meetings of the board of directors.

Section 9.2 Investments in Other Programs

(a) The Corporation shall not invest in general partnerships or joint ventures with non-Affiliates that own and operate specific assets, unless the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) below, acquires a controlling interest in such a general partnership or joint venture, but in no event shall the Adviser be entitled to duplicate fees; provided, however that the foregoing is not intended to prevent the Corporation from carrying out its business of investing and reinvesting its assets in securities of other issuers. For purposes of this Section, “controlling interest” means an equity interest possessing the power to direct or cause the direction of the management and policies of the general partnership or joint venture, including the authority to: (i) review all contracts entered into by the general partnership or joint venture that will have a material effect on its business or assets; (ii) cause a sale or refinancing of the assets or its interest therein subject, in certain cases where required by the partnership or joint venture agreement, to limits as to time, minimum amounts and/or a right of first refusal by the joint venture partner or consent of the joint venture partner; (iii) approve budgets and major capital expenditures, subject to a stated minimum amount; (iv) veto any sale or refinancing of the assets, or alternatively, to receive a specified preference on sale or refinancing proceeds and (v) exercise a right of first refusal on any desired sale or refinancing by the joint venture partner of its interest in the assets, except for transfer to an Affiliate of the joint venture partner.

(b) The Corporation shall have the authority to invest in general partnerships or joint ventures with other publicly registered Affiliates of the Corporation if all of the following conditions are met: (i) the Affiliate and the Corporation have substantially identical investment objectives; (ii) there are no duplicate fees to the Adviser; (iii) the compensation payable by the general partnership or joint venture to the Advisers by each of the Corporation and its Affiliates that invests in such partnership or joint venture is substantially identical; (iv) each of the Corporation and the Affiliate has a right of first refusal to buy if the other party wishes to sell assets held in the joint venture; (v) the investment of each of the Corporation and its Affiliate is on substantially the same terms and conditions and (vi) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions since neither the Corporation nor its Affiliate controls the partnership or joint venture, and the potential risk that while a the Corporation or its Affiliate may have the right to buy the assets from the partnership or joint venture, it may not have the resources to do so.

(c) The Corporation shall have the authority to invest in general partnerships or joint ventures with Affiliates other than publicly registered Affiliates of the Corporation only if all of the following conditions are met: (i) the investment is necessary to relieve the Adviser from any commitment to purchase the assets entered into in compliance with Section 10.1 prior to the closing of the offering period of the Corporation; (ii) there are no duplicate fees to the Adviser; (iii) the investment of each entity is on substantially the same terms and conditions; (iv) the Corporation has a right of first refusal to buy if the Adviser wishes to sell assets held in the joint venture and (v) any prospectus of the Corporation in use or proposed to be used when such an investment has been made or is contemplated discloses the potential risk of impasse on joint venture decisions.

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(d) The Corporation may be structured to conduct operations through separate single-purpose entities managed by the Adviser (multi-tier arrangements); provided that the terms of any such arrangements do not result in the circumvention of any of the requirements or prohibitions contained herein or under applicable federal or state securities laws. Any agreements regarding such arrangements shall accompany any prospectus of the Corporation, if such agreement is then available, and the terms of such agreement shall contain provisions assuring that all of the following restrictions apply: (i) there will be no duplication or increase in Organization and Offering expenses, fees payable to the Adviser, program expenses or other fees and costs; (ii) there will be no substantive alteration in the fiduciary and contractual relationship between the Adviser, the Corporation and the stockholders and (iii) there will be no diminishment in the voting rights of the stockholders.

(e) Other than as specifically permitted in subsections (b), (c) and (d) above, the Corporation shall not invest in general partnerships or joint ventures with Affiliates.

(f) The Corporation shall be permitted to invest in general partnership interests of limited partnerships only if the Corporation, alone or together with any publicly registered Affiliate of the Corporation meeting the requirements of subsection (b) above, acquires a “controlling interest” as defined in subsection (a) above, the Adviser is not entitled to any duplicate fees, no additional compensation beyond that permitted under applicable law is paid to the Adviser, and the agreement of limited partnership or other applicable agreement complies with this Section 9.2.

Section 9.3 Other Goods or Services

(a) In addition to the services to be provided under the Administration Agreement, the Corporation may accept goods or other services provided by the Administrator in connection with the operation of assets, provided that (i) the Administrator, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Corporation; (ii) the terms pursuant to which all such goods or services are provided to the Corporation by the Administrator shall be embodied in a written contract, the material terms of which must be fully disclosed to the stockholders; (iii) the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Corporation and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (i) the Administrator must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least 33% of the Administrator’s associated gross revenues must come from persons other than its Affiliates; (ii) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Administrator and its Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Corporation; and (iii) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the stockholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Administrator and its Affiliates.

(b) Notwithstanding the foregoing clause (a), if the Administrator is not engaged in the business to the extent required by such clause, the Administrator may provide to the Corporation other goods and services if all of the following additional conditions are met: (i) the Administrator can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Administrator and its Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Administrator on behalf of the Corporation in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

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ARTICLE X

CONFLICTS OF INTEREST

Section 10.1 Sales and Leases to the Corporation. Except as otherwise permitted under the 1940 Act or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall not purchase or lease assets in which the Adviser or any Affiliate thereof has an interest unless all of the following conditions are met: (a) the transaction is fully disclosed to the stockholders either in a periodic report filed with the SEC or otherwise; and (b) the assets are sold or leased upon terms that are reasonable to the Corporation and at a price not to exceed the lesser of cost or fair market value as determined by an Independent Expert. Notwithstanding anything to the contrary in this Section 10.1, the Adviser may purchase assets in its own name (and assume loans in connection therewith) and temporarily hold title thereto, for the purposes of facilitating the acquisition of the assets, the borrowing of money, obtaining financing for the Corporation, or the completion of construction of the assets, provided that all of the following conditions are met: (a) the assets are purchased by the Corporation at a price no greater than the cost of the assets to the Adviser; (b) all income generated by, and the expenses associated with, the assets so acquired shall be treated as belonging to the Corporation and (c) there are no other benefits arising out of such transaction to the Adviser.

Section 10.2 Sales and Leases to the Adviser, Directors or Affiliates. Except as otherwise permitted under the 1940 Act, the Corporation shall not sell assets to the Adviser or any Affiliate thereof unless such sale is duly approved by the holders of a majority of the outstanding voting securities of the Corporation. The Corporation shall not lease assets to the Adviser or any director or Affiliate thereof unless all of the following conditions are met: (a) the transaction is fully disclosed to the stockholders either in a periodic report filed with the SEC or otherwise and (b) the terms of the transaction are fair and reasonable to the Corporation.

Section 10.3 Loans. Except for the advancement of funds pursuant to Sections 7.3 and 7.4, no loans, credit facilities, credit agreements or otherwise shall be made by the Corporation to the Adviser or any Affiliate thereof.

Section 10.4 Commissions on Financing, Refinancing or Reinvestment. The Corporation shall not pay, directly or indirectly, a commission or fee to the Adviser or any Affiliate thereof (except as otherwise specified in this Article X) in connection with the reinvestment of cash flow from operations and available reserves or of the proceeds of the resale, exchange or refinancing of assets.

Section 10.5 Other Transactions. Except as otherwise permitted under the 1940 Act or by a determination of the staff of the SEC under the 1940 Act, the Corporation shall not engage in any other transaction with the Adviser or a director or Affiliate thereof unless (a) such transaction complies with the NASAA Omnibus Guidelines and all applicable law and (b) a majority of the directors (including a majority of the independent directors) not otherwise interested in such transaction approve such transaction as fair and reasonable to the Corporation and on terms and conditions not less favorable to the Corporation than those available from non-Affiliated third parties.

Section 10.6. Lending Practices. On financing made available to the Corporation by the Adviser, the Adviser may not receive interest in excess of the lesser of the Adviser’s cost of funds or the amounts that would be charged by unrelated lending institutions on comparable loans for the same purpose. The Adviser shall not impose a prepayment charge or penalty in connection with such financing and the Adviser shall not receive points or other financing charges. The Adviser shall be prohibited from providing permanent financing for the Corporation. For purposes of this Section 10.6, “permanent financing” shall mean any financing with a term in excess of 12 months.

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ARTICLE XI

STOCKHOLDERS

Section 11.1 Voting Rights of Stockholders. Subject to the provisions of any class or series of shares then outstanding and the mandatory provisions of any applicable laws or regulations, upon a vote by the holders of a majority of the shares entitled to vote on a matter, stockholders may, without the necessity for concurrence by the Adviser, direct that the board of directors cause the Corporation to: (a) amend the Advisory Agreement; (b) remove the Adviser and elect a new investment adviser; (c) dissolve the Corporation; (d) approve or disapprove the sale of all or substantially all of the assets of the Corporation when such sale is to be made other than in the ordinary course of the Corporation’s business; or (e) cause the merger or other reorganization of the Corporation. Without approval of holders of a majority of shares entitled to vote on the matter, the Corporation shall not permit the Adviser to: (a) amend the Advisory Agreement except for amendments that do not adversely affect the interests of the stockholders; (b) voluntarily withdraw as the Adviser unless such withdrawal would not affect the tax status of the Corporation and would not materially adversely affect the stockholders; (c) appoint a new investment adviser; (d) sell all or substantially all of the Corporation’s assets when such sale is to be made other than in the ordinary course of the Corporation’s business; or (e) cause the merger or other reorganization of the Corporation. With respect to any shares owned by the Adviser, the Adviser may not vote or consent on matters submitted to the stockholders regarding the removal of the Adviser or regarding any transaction between the Corporation and the Adviser. In determining the existence of the requisite percentage of the Corporation’s shares entitled to vote on the matter and necessary to approve a matter on which the Adviser may not vote or consent pursuant to this Section 11.1, any of the Corporation’s shares entitled to vote on the matter and owned by the Adviser shall not be included.

Section 11.2 Voting Limitations on Shares Held by the Adviser, Directors and Affiliates. With respect to shares owned by the Adviser, any director, or any of their Affiliates, neither the Adviser, nor such director(s), nor any of their Affiliates may vote or consent on matters submitted to the stockholders regarding the removal of the Adviser, such director(s) or any of their Affiliates or any transaction between the Corporation and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which the Adviser, such director(s) and any of their Affiliates may not vote or consent, any shares owned by any of them shall not be included.

Section 11.3 Right of Inspection. Any stockholder and any designated representative thereof shall be permitted access to the records of the Corporation at all reasonable times, and may inspect and copy any of them for a reasonable charge. Inspection of the Corporation’s books and records by the office or agency administering the securities laws of a jurisdiction shall be provided upon reasonable notice and during normal business hours. Information regarding stockholders’ right to access to the Corporation’s records pertaining to its stockholders is set forth in the Bylaws.

Section 11.4 Reports.

(a) The directors, including the independent directors, shall take reasonable steps to ensure that the Corporation shall cause to be prepared and mailed or delivered by any reasonable means, including an electronic medium, to each stockholder as of a record date after the end of the fiscal year and each holder of other publicly held securities within 120 days after the end of the fiscal year to which it relates an annual report for each fiscal year ending after the commencement of the Corporation’s initial public offering that shall include: (i) financial statements prepared in accordance with generally accepted accounting principles which are audited and reported on by independent certified public accountants; (ii) a report of the activities of the Corporation during the period covered by the report; and (iii) where forecasts have been provided to the stockholders, a table comparing the forecasts previously provided with the actual results during the period covered by the report; and (iv) a report setting forth distributions to stockholders for the period covered thereby and separately identifying distributions from: (A) cash flow from operations during the period, (B) cash flow from operations during a prior period which have been held as reserves, (C) proceeds from disposition of assets; and (D) reserves from the gross proceeds. Such annual report must also contain a breakdown of the costs reimbursed to the Adviser. The directors shall take reasonable steps to ensure that, (i) within the scope of the annual audit of the Adviser’s financial statements, the independent certified public accountants preparing such annual report will issue a special report on the allocation of such costs to the Corporation in accordance with the Advisory Agreement, (ii) the special report shall be in accordance with the American Institute of Certified Public Accountants United States Auditing Standards relating to special reports, (iii) the additional costs of such special report will be itemized and may be reimbursed to the Adviser by the Corporation in accordance with this Section only to the extent that such reimbursement, when added to the cost for administrative services rendered, does not exceed the competitive rate for such services as determined above, (iv) the special report shall at minimum provide: a review of the time records of individual employees, the costs of whose services were reimbursed; and a review of the specific nature of the work performed by each such employee, and (v) the prospectus, prospectus supplement or periodic report as filed with the SEC shall disclose in tabular form an itemized estimate of such proposed expenses for the next fiscal year together with a breakdown by year of such expenses reimbursed in each of the last five public programs formed by the Adviser.

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(b) The directors, including the independent directors, shall take reasonable steps to ensure that the Corporation shall cause to be prepared and mailed or delivered to each stockholder within 60 days after the end of each fiscal quarter of the Corporation, a report containing the same financial information contained in the Corporation’s Quarterly Report on Form 10-Q filed by the Corporation under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

(c) The directors, including the independent directors, shall take reasonable steps to ensure that the Corporation shall cause to be prepared and mailed or delivered within 75 days after the end of each fiscal year of the Corporation to each Person who was at any time during such fiscal year a stockholder all information necessary for the preparation of the stockholders’ federal income tax returns.

(d) If shares have been purchased on a deferred payment basis, on which there remains an unpaid balance during any period covered by any report required by subsections (a) and (b) above; then such report shall contain a detailed statement of the status of all deferred payments, actions taken by the Corporation in response to any defaults, and a discussion and analysis of the impact on capital requirements of the Corporation.

ARTICLE XII

ROLL-UP TRANSACTIONS

Section 12.1 Roll-up Transactions. In connection with any proposed Roll-Up Transaction, an appraisal of all of the Corporation’s assets shall be obtained from a competent Independent Expert. The Corporation’s assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of the assets over a twelve-month period. The terms of the engagement of the Independent Expert shall clearly state that the engagement is for the benefit of the Corporation and the stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. To the extent the appraisal is included in a prospectus filed with the SEC used to offer securities of a Roll-Up Entity, such appraisal shall be filed as an exhibit to the registration statement of which such prospectus is a part. In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposed Roll-Up Transaction the choice of:

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(a) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or

(b) one of the following:

(i) remaining as stockholders and preserving their interests therein on the same terms and conditions as existed previously; or
(ii) receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of the net assets of the Corporation.

The Corporation is prohibited from participating in any proposed Roll-Up Transaction:

(a) that would result in the stockholders having voting rights in a Roll-Up Entity that are less than the rights provided for in the second sentence of Section 11.1 hereof;

(b) that includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the shares held by that investor;

(c) in which investor’s rights to access of records of the Roll-Up Entity will be less than those described in Section 11.3 hereof; or

(d) in which any of the costs of the Roll-Up Transaction would be borne by the Corporation if the Roll-Up Transaction is rejected by the stockholders.

Section 12.2 Filing of Appraisal. To the extent that an appraisal shall be obtained from a competent Independent Expert, as provided for in Section 12.1 hereto, and such appraisal is used to offer the securities of a Roll-Up Entity, such appraisal shall be filed with the Securities and Exchange Commission and any state administrator.

ARTICLE XIII

DEFINITIONS

As used in these Articles of Incorporation, the following terms shall have the following meanings unless the context otherwise requires:

Acquisition Expenses. The term “Acquisition Expenses” shall mean any and all expenses incurred by the Corporation, the Adviser, or any Affiliate of either in connection with the initial purchase or acquisition of assets, whether or not acquired, by the Corporation, including, without limitation, legal fees and expenses, travel and communications expenses, accounting fees and expenses, any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.

Acquisition Fee. The term “Acquisition Fee” shall mean any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person to any other Person (including any fees or commissions paid by or to any Affiliate of the Corporation or the Adviser) in connection with the initial purchase or acquisition of assets by the Corporation. Included in the computation of such fees or commissions shall be any commission, selection fee, supervision fee, financing fee, non-recurring management fee or any fee of a similar nature, however designated.

Administrator means the Person or Persons, if any, appointed, employed or contracted with by the Corporation pursuant to an Administration Agreement to provide the administrative services necessary for the operation of the Corporation, including any Person to whom the Administrator subcontracts any and all such services and including any successor to an Administrator who enters into an administrative agreement with the Corporation or who subcontracts with a successor Administrator.

Adviser.  The term “Adviser” shall mean VII Peaks-KBR BDC Advisor II, LLC, the Corporation’s investment adviser, or any successor to VII Peaks-KBR BDC Advisor II, LLC.

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Affiliate or Affiliated. The term “Affiliate” or “Affiliated” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent or more of the outstanding voting securities of such other Person; (ii) any Person ten percent or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, director or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, director or general partner.

Assessment.  The term “Assessment” shall mean any additional amounts of capital which may be mandatorily required of, or paid voluntarily by, a stockholder beyond his or her subscription commitment excluding deferred payments.

Beneficial Ownership. The term “Beneficial Ownership” (unless indicated otherwise) shall mean ownership of Common Stock by a Person, whether the interest in Common Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Capital Contributions. The term “Capital Contributions” shall mean the total investment, including the original investment and amounts reinvested pursuant to a distribution reinvestment plan, in the Corporation by a stockholder or by all stockholders, as the case may be. Unless otherwise specified, Capital Contributions shall be deemed to include principal amounts to be received on account of deferred payments.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

Front End Fees. The term “Front End Fees” shall mean fees and expenses paid by any party for any services rendered to organize the Corporation and to acquire assets for the Corporation, including Organization and Offering Expenses, Acquisition Fees, Acquisition Expenses, and any other similar fees, however designated by the Sponsor.

Independent Expert. The term “Independent Expert” shall mean a Person with no material current or prior business or personal relationship with the Sponsor who is engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type held by the Corporation, and who is qualified to perform such work.

Investment in Program Assets. The term “Investment in Program Assets” shall mean the amount of Capital Contributions actually paid or allocated to the purchase or development of assets acquired by the Corporation (including working capital reserves allocable thereto, except that working capital reserves in excess of three percent shall not be included) and other cash payments such as interest and taxes, but excluding Front End Fees.

Liquidity Event means: (a) a Listing; (b) a sale or merger in a transaction that provides stockholders with cash and/or securities of a list company; or (c) a sale of all or substantially all of the assets of the Corporation on either a complete portfolio basis or individually followed by a liquidation.

Listing means the listing of the shares of Common Stock (or any successor thereof) on a national securities exchange or national securities association registered with the SEC or the receipt by the stockholders of securities that are approved for trading on a national securities exchange or national securities association registered with the SEC in exchange for Common Stock. The term “Listed” shall have the correlative meaning. With regard to the Common Stock, upon commencement of trading of the Common Stock on a national securities exchange or national securities association registered with the SEC, the Common Stock shall be deemed Listed.

Net Worth. The excess of total assets over total liabilities as determined by generally acceptable accounting principles.

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Organization and Offering Expenses. The term “Organization and Offering Expenses” shall mean any and all costs and expenses incurred by and to be paid from the assets of the Corporation in connection with the formation, qualification and registration of the Corporation, and the marketing and distribution of Common Stock, including, without limitation, total underwriting and brokerage discounts and commissions (including fees of the underwriters’ attorneys), expenses for printing, engraving, amending, supplementing, mailing and distributing costs, salaries of employees while engaged in sales activity, telephone and other telecommunications costs, all advertising and marketing expenses (including the costs related to investor and broker-dealer sales meetings), charges of transfer agents, registrars, directors, escrow holders, depositories, experts, fees, expenses and taxes related to the filing, registration and qualification of the sale of the Common Stock under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Person. The term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the 1934 Act.

Roll-Up Entity. The term “Roll-Up Entity” shall mean a partnership, trust, corporation, or similar entity that would be created or would survive after the successful completion of a proposed Roll-Up Transaction.

Roll-Up Transaction. The term “Roll-Up Transaction” shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the stockholders. Such term does not include:

(a) a transaction involving securities of the Corporation that have been for at least twelve months listed on a national securities exchange; or

(b) a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

(i) stockholders’ voting rights;

(ii) the term of existence of the Corporation;

(iii) Sponsor or Adviser compensation; or

(iv) the Corporation’s investment objectives.

Sponsor. The term “Sponsor” shall mean any Person which (i) is directly or indirectly instrumental in organizing, wholly or in part, the Corporation, (ii) will control, manage or participate in the management of the Corporation, and any Affiliate of any such Person, (iii) takes the initiative, directly or indirectly, in founding or organizing the Corporation, either alone or in conjunction with one or more other Persons, (iv) receives a material participation in the Corporation in connection with the founding or organizing of the business of the Corporation, in consideration of services or property, or both services and property, (v) has a substantial number of relationships and contacts with the Corporation, (vi) possesses significant rights to control assets, (vii) receives fees for providing services to the Corporation which are paid on a basis that is not customary in the industry or (viii) provides goods or services to the Corporation on a basis which was not negotiated at arm’s-length with the Corporation. “Sponsor” does not include any Person whose only relationship with the Corporation is that of an independent manager of the assets and whose only compensation is as such, or wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services.

ARTICLE XIV

DURATION OF THE CORPORATION

Section 14.1 Duration.  The Corporation shall continue perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the MGCL.

Section 14.2  Liquidation.  The Corporation may be dissolved at any time, without the necessity for concurrence by the board of directors, upon affirmative vote by the holders of more than fifty percent (50%) of the outstanding shares of capital stock entitled to vote on the matter.

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Section 14.3  Consideration of Liquidity Event. If the Corporation has not had a Liquidity Event within four years following the completion of the Corporation’s public offering or any subsequent follow-on offerings, the board of directors shall be required to recommend the Corporation pursue a Liquidity Event.

ARTICLE XV

MISCELLANEOUS

Section 15.1  Provisions in Conflict with Law or Regulations.

(a) If and to the extent that any provision of the MGCL or any provision of these Articles of Incorporation or Bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act shall control; provided, however, that such conflict shall not affect any of the remaining provisions of these Articles of Incorporation or the Bylaws or render invalid or improper any action taken or omitted prior to such determination.

(b)  If any provision of these Articles of Incorporation or the Bylaws shall be held invalid or unenforceable in any  jurisdiction,  such invalidity or unenforceability shall attach only to such provision in such jurisdiction and shall, not in any manner affect such provision in any other  jurisdiction or any other provision of these Articles of Incorporation or the Bylaws in any jurisdiction.

THIRD: The amendment to and restatement of the Articles of Incorporation as hereinabove set forth have been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation in Maryland is as set forth in Article III of the foregoing amendment and restatement of the Articles of Incorporation.

FIFTH: The name and address of the Corporation’s current resident agent in Maryland is as set forth in Article III of the foregoing amendment and restatement of the Articles of Incorporation.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the Articles of Incorporation.

SEVENTH: The total number of shares of capital stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the Articles of Incorporation was 200,000,000 shares of Common Stock, $0.001 par value per share and 50,000,000 shares of Preferred Stock, $0.001 par value per share.

EIGHTH: The total number of shares of capital stock which the Corporation has authority to issue after giving effect to the amendments set forth in the foregoing amendment and restatement of the Articles of Incorporation is 200,000,000 shares of Common Stock, $0.001 par value per share and 50,000,000 shares of Preferred Stock, $0.001 par value per share.

NINTH: The undersigned Chief Executive Officer acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be signed in its name and on its behalf by its Chief Executive Officer as of  [          ], 2011.

VII PEAK-KBR CO-OPTIVIST INCOME BDC II, INC.

Attest:		By:
	Secretary	Gurpreet S. Chandhoke
Chief Executive Officer

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